Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Ed Merritt	Gerri Dyrek
Vice President, Investor Relations	Group Vice President, Corporate Marketing
investorrelations@digitalriver.com	gdyrek@digitalriver.com
+1 952-540-3362	+1 952-253-1234, ext. 38396
Digital River Announces Pricing of $300 Million in Convertible Senior Notes Due 2030
MINNEAPOLIS, Oct. 26, 2010 — Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announced today the pricing of its previously announced offering of $300 million in aggregate principal amount of 2.00 percent Convertible Senior Notes due 2030 (the “Notes”). Digital River has also granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $45 million aggregate principal amount of Notes on the same terms and conditions. Digital River expects to close the offering of the Notes on or about Nov. 1, 2010, subject to satisfaction of various customary closing conditions. The Notes are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
The Notes will bear interest at a fixed rate of 2.00 percent per year, payable semiannually in arrears on May 1 and Nov. 1 of each year, beginning on May 1, 2011. The Notes will be convertible into shares of Digital River’s common stock, based on an initial conversion rate of 20.3537 shares of Digital River’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $49.13 per share of common stock and represents a premium of approximately 32.50 percent above the last reported sale price of Digital River’s common stock on the NASDAQ Global Select Market on Oct. 26, 2010, (which was $37.08 per share). The conversion rate and conversion price are subject to adjustment in certain events, such as distributions of dividends or stock splits. The Notes will mature on Nov. 1, 2030, unless previously repurchased, redeemed or converted in accordance with their terms prior to such date. The Notes will be Digital River’s senior unsecured obligations and will rank equally with all of its existing and future senior unsecured debt and senior to all of its existing and future subordinated debt.

The company intends to use up to $35 million of the net proceeds from the sale of the Notes to repurchase shares of its common stock pursuant to its share buyback program, and the remainder of the net proceeds from the sale of the Notes for general corporate and strategic purposes.
This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes and the shares of Digital River common stock issuable upon conversion of the Notes will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.
About Digital River, Inc.
Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the company’s convertible note offering, the anticipated closing thereof and the use of proceeds therefrom, as well as statements containing the words “anticipates,” “intends,” “plans,” “will,” or “expects” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including market conditions and variability of the company’s operating results, as well as other risk factors referenced in the company’s public filings with the Securities and Exchange Commission, including the Report on Form 8-K filed on Oct. 26, 2010, which may cause the actual results to differ materially from those expressed or implied by such forward-looking statements.
Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.
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